Exhibit 10(e)(6)

2006 Executive Long-Term Incentive Program (“2006 E-LTIP”)

Under the 2006 E-LTIP, executive officers of the Company are eligible to receive performance shares based on certain performance measures established by the Compensation Committee of the Board of Directors (the “Committee”).

The performance elements and corresponding weights for the 2006 E-LTIP are: (i) (60%) Earnings Per Share: Diluted Earnings Per Share from Continuing Operations as reported in the Company’s audited financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items (if equal to or greater than $50 million pre-tax on an individual basis, or in the aggregate): gains/(losses) from litigation, regulatory matters or any changes in enacted law (including tax law); gains/(losses) from asset sales or business divestitures; restructuring and asset impairment charges; gains/(losses) resulting from acts of war, terrorism or natural disasters; the initial effect of changes in accounting principles that are included within Income from Continuing Operations; impairment of goodwill and other intangibles; gains/(losses) from the settlement of tax audits; gains/(losses) on early extinguishment of debt; non-restructuring related impairments of long-lived assets; and (ii) (40%) Core Cash Flow from Operations: Net Cash provided by (used for) Operating Activities as reported in the Company’s audited financial statements, as adjusted for the following items: exclusion of net changes in finance receivables and on-lease equipment; cash flow impacts (inflows and outflows) resulting from those items as identified above; any special discretionary pension fundings in excess of $250 million shall be excluded. Any other items approved by the Committee for adjustment of EPS or Core Cash Flow from Operations will be considered a modification of the award.